Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective March 17, 2010 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Javier Rodriguez (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as Senior Vice President. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Senior Vice President or any additional or different duties or jobs as the Company deems appropriate. Initially, Employee shall work out of Wayne, Pennsylvania. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. Employee agrees that he shall not serve on the board of directors of any not-for-profit or for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors, which will not be unreasonably withheld. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $550,000 per annum, less standard deductions and authorized withholdings. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $1,000,000, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Vacation. Employee shall have vacation, subject to the approval of the Employer.

2.5 Indemnification. Employer agrees to indemnify and defend Employee, including the payment of reasonable attorneys’ fees and costs, against and in respect of any and all claims, actions, or demands, to the extent permitted by the Company’s By-laws and applicable law.

2.6 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.7 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment without advance notice for Material Cause (as defined in Section 3.7(d))). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination, and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination.

(a) Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, and contingent upon Employee’s execution of the Employer’s standard

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Severance and General Release Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination (ii) shall continue to receive his salary for the eighteen-month period following the termination of his employment (the “Severance Period”), subject to Employer’s payroll practices and procedures, (iii) if Employee’s employment is terminated after April in a given year, receive a lump-sum payment equal to the Bonus paid in the year prior to the termination of Employee’s employment, pro-rated for the number of months served in the year Employee’s employment is terminated, to be paid on or around the time Employer normally pays performance bonuses to other senior executives so long as he has complied with the terms of the Noncompetition, Nonsolicitation, and Confidentiality Agreement, which Employee is executing at the same time as this Agreement, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. Any severance shall be subject to the terms and conditions of the DaVita Inc. Severance Plan.

(b) During the Severance Period, Employee agrees (1) to make himself available, upon reasonable notice and accommodation to Employee’s schedule, to answer questions and to cooperate in the transition of his duties, (2) to respond to any inquiries from the Compliance Department, including making himself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents without a subpoena. Employer shall reimburse Employee for any out-of-pocket expenses he may incur, including travel costs, provided that Employee used the Employer’s travel department to arrange and purchase all travel-related expenses.

(c) Employee agrees that Employer’s obligations under this Section 3.3 shall cease if he were to violate any of the terms of this Agreement or his Noncompetition, Nonsolicitation, and Confidentiality Agreement.

(d) For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least thirty (30) days’ advance written notice. If Employee resigns from Employer for any reason other than Good Cause, as defined below, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

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3.5 Good Cause Resignation. If Employee resigns for Good Cause, as defined below, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such resignation, (ii) shall continue to receive his salary for the eighteen-month period following the termination of his employment (the “Resignation Severance Period”), subject to Employer’s payroll practices and procedures, (iii) if Employee’s employment is terminated after April in a given year, receive a lump-sum payment equal to the Bonus paid in the year prior to the termination of Employee’s employment, pro-rated for the number of months served in the year Employee’s employment is terminated, to be paid on or around the time Employer normally pays performance bonuses to other senior executives so long as he has complied with the terms of the Noncompetition, Nonsolicitation, and Confidentiality Agreement, which Employee is executing at the same time as this Agreement, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. If Employee resigns within sixty (60) days following a Good Cause Event after a Change of Control (as those terms are defined below), Employee shall receive the severance benefits set forth above except that the Resignation Severance Period shall increase from eighteen months to two years. Any severance shall be subject to the terms and conditions of the DaVita Inc. Severance Plan. Any severance shall also be subject to the cooperation and compliance with other agreement provisions set forth in Sections 3.3(b), (c), and (d), set forth above, and which are fully incorporated herein by reference.

3.6 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.7 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Change of Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of Employer (including any transaction in which Employer becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which Employer does not survive, (iii) any merger or consolidation in which Employer survives, but the shares of Employer’s Common Stock outstanding immediately prior

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to such merger or consolidation represent 40% or less of the voting power of Employer after such merger or consolidation, and (iv) any transaction in which more than 40% of Employer’s assets are sold. However, despite the occurrence of any of the above-described events, a Change of Control will not have occurred if Kent Thiry remains the Chief Executive Officer or Executive Chair of Employer for at least one (1) year after the Change of Control or becomes the Chief Executive Officer or Executive Chair of the surviving company with which Employer merged or consolidated and remains in that position for at least one (1) year after the Change of Control.

(b) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(c) “Good Cause” shall mean the occurrence of the following events without Employee’s express written consent: (i) Employer materially diminishes the scope of Employee’s duties and responsibilities; or (ii) Employer materially reduces Employee’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the Employee provides notice to Employer of the existence of such condition not later than 90 days after the initial existence of such condition, and Employer shall have failed to remedy such condition within 30 days after receipt of such notice.

(d) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow lawful policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.8 Notice of Termination. Any termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.9 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

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3.10 Key Employee. Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.

Section 4: Noncompetition, Nonsolicitation, and Confidentiality. Employee, contemporaneously herewith, shall enter into a Noncompetition, Nonsolicitation, and Confidentiality Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3. Applicable Law; Venue. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located in the Commonwealth of Pennsylvania and both parties agree to exclusive venue in the Commonwealth of Pennsylvania.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.10 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Kent J. Thiry	By	/s/ Javier Rodriguez
	Kent J. Thiry		Javier Rodriguez
Chairman and Chief Executive Officer

Approved by DaVita Inc. as to Form:

/s/ Caitlin Moughon Caitlin Moughon
Assistant General Counsel - Labor

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